Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 3 DATED JUNE 3, 2022
TO THE PROSPECTUS DATED APRIL 18, 2022

This document supplements, and should be read in conjunction with, our prospectus dated April 18, 2022, as supplemented by Supplement No. 1 dated May 6, 2022 and Supplement No. 2 dated May 17, 2022. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of May 2022.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of May 2022. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
May 2, 2022	$17.40	$17.50	$17.44	$17.54	$17.43	$17.40	$17.46
May 3, 2022	$17.41	$17.51	$17.45	$17.55	$17.45	$17.42	$17.47
May 4, 2022	$17.42	$17.52	$17.46	$17.56	$17.45	$17.42	$17.48
May 5, 2022	$17.38	$17.48	$17.42	$17.51	$17.41	$17.38	$17.43
May 6, 2022	$17.36	$17.46	$17.40	$17.49	$17.39	$17.36	$17.41
May 9, 2022	$17.30	$17.40	$17.34	$17.43	$17.33	$17.30	$17.35
May 10, 2022	$17.28	$17.38	$17.32	$17.41	$17.31	$17.28	$17.33
May 11, 2022	$17.28	$17.38	$17.32	$17.41	$17.31	$17.28	$17.33
May 12, 2022	$17.28	$17.38	$17.33	$17.42	$17.32	$17.29	$17.34
May 13, 2022	$17.32	$17.41	$17.36	$17.45	$17.35	$17.32	$17.37
May 16, 2022	$17.31	$17.41	$17.35	$17.44	$17.34	$17.31	$17.36
May 17, 2022	$17.32	$17.42	$17.36	$17.46	$17.35	$17.33	$17.38
May 18, 2022	$17.28	$17.38	$17.33	$17.42	$17.31	$17.29	$17.34
May 19, 2022	$17.27	$17.37	$17.32	$17.41	$17.30	$17.28	$17.33
May 20, 2022	$17.28	$17.38	$17.32	$17.41	$17.31	$17.28	$17.33
May 23, 2022	$17.29	$17.38	$17.33	$17.42	$17.32	$17.29	$17.34
May 24, 2022	$17.29	$17.39	$17.34	$17.43	$17.32	$17.30	$17.35
May 25, 2022	$17.31	$17.41	$17.35	$17.44	$17.34	$17.31	$17.36
May 26, 2022	$17.31	$17.41	$17.35	$17.44	$17.34	$17.31	$17.36
May 27, 2022	$17.27	$17.37	$17.31	$17.40	$17.30	$17.27	$17.32
May 31, 2022	$17.26	$17.35	$17.30	$17.39	$17.28	$17.26	$17.31

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.